Exhibit 99.1

CONTACT:
Jason Grimley
Spelling Communications
jasongrimley@spellcom.com
323-309-8714

Minerco’s Level 5 Awards VitaminFIZZ® Distribution Deal

Drink King to Distribute VitaminFIZZ® in New York Market

HOUSTON, TX -- August 14, 2014 -- Level 5 Beverage Company, Inc., a subsidiary of Minerco Resources, Inc. (OTCQB: MINE), has received its initial commercial purchase order from Drink King Distributing to supply the new zero-calorie formula of VitaminFIZZ®, in sleek 17 ounce bottles, in the New York Market.

Due to this initial purchase order and distribution deal, Minerco anticipates the presence of VitaminFIZZ® in the New York Market to grow at a very quick pace. Drink King currently runs over 50 daily routes in New Jersey, the 5 boroughs of New York City, Long Island, and Westchester.  Drink King offers daily service to approximately 10,000 retail outlets including major chain stores, in New York City. Drink King has facilities in Brooklyn, Lindenhurst, NY and Edison, NJ.

“Drink King is excited to bring Vitamin Fizz to the Metro NY market,” said Sal Salvato, Vice President / GM of Drink King Distributing. “NY has some of the most well informed consumers seeking healthy, better for you refreshment options. For that reason we feel Vitamin Fizz is a great addition to the Drink King portfolio.”

The leadership of Drink King has over 60 years combined experience and includes industry veteran Peter Strahm.  Before starting Drink King, Strahm worked with major beverage brands that include Pepsi, Snapple, Street King and Red Bull.  Peter is also known for helping to put Jones Soda on the map as their VP of Sales in 1998 and 1999.

“Drink King is one of the fastest growing distributers in the Northeast, and we are very fortunate to have Drink King on board as we look to dominate the New York marketplace,” said V. Scott Vanis, Minerco's Chairman and CEO. “They are passionate about working with emerging brands, especially VitaminFIZZ®, and there is no distribution partner better suited to help deliver value to our shareholders and refreshment to our customers. Strahm, Salvato, and the entire Drink King team are invaluable additions to our team.”

The initial, completed production run of VitaminFIZZ® was bottled in New York.  All three flavors will be on retailers’ shelves within days in New York, closely followed by Southern California locations. Rollouts in other top markets are planned in the coming months. The locations will be available on the VitaminFIZZ® website and updates will be made regularly.

About Drink King Distributing

Drink King Distributing is dedicated to providing best in class service to their customers. With 60 years of combined experience, Drink King offers a constantly growing portfolio of profit-building products combined with a expert sales staff and delivery team will help to create a successful, customized partnership that the bigger distribution houses just can't deliver.

About VitaminFIZZ®
VitaminFIZZ® is a lightly sparkling, flavor-filled, refreshing beverage with a boost of essential vitamins developed to quench your thirst, naturally. VitaminFIZZ® is caffeine free, is Non GMO, has zero calories and contains 100% of recommended daily Vitamin B and Vitamin C. VitaminFIZZ® Mango-Orange blends the sweet and tangy flavors of the tropics with a citrus twist, while the Strawberry-Watermelon flavor evokes the fresh taste of summer.  For a more familiar flavor profile, there is the clean, crisp taste of VitaminFIZZ® Lemon-Lime but without the syrupy sweetness of soda.  See more at: www.vitamin-fizz.com, www.twitter.com/vitaminfizz and www.facebook.com/drinkvitaminfizz.

About Minerco Resources, Inc.
Minerco Resources, Inc. (OTCQB: MINE) is the parent company of Level 5 Beverage Company, Inc. (Level 5), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands. The Level 5 brand umbrella includes: VitaminFIZZ®, Vitamin Creamer®, Coffee Boost™, The Herbal Collection™ and LEVEL 5®. http://minercoresources.com.

Public Disclosure
Details of the Company's business, finances and agreements can be found as part of the Company's continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information, please visit: http://www.minercoresources.com. The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

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